Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Cyren Ltd. for the registration of Ordinary Shares, Subscription Rights, Warrants and Debt Securities, and to the incorporation by reference therein of our report dated March 24, 2022, with respect to the consolidated financial statements of Cyren Ltd. included in its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global
Tel-Aviv, Israel July 28, 2022